Exhibit 99.1

IntelGenx Announces Management Changes

SAINT LAURENT, QUEBEC, July 15, 2014 - IntelGenx Technologies Corp. (TSX-V: IGX) (OTCQX: IGXT) (“IntelGenx”) announced today that the board of directors (the “Board”) of IntelGenx has accepted, with immediate effect, the resignation of Dr. Rajiv Khosla as President and Chief Executive Officer (“CEO”) of IntelGenx and as a member of the Board.

Effective immediately, the Board has appointed Dr. Horst G. Zerbe to serve as IntelGenx’ interim President and CEO until a successor is found. A Search Committee has been formed by the Board to begin the search, selection and appointment of a new President and CEO.

Dr. Zerbe is the Chairman of the Board, founder, and former President and CEO of IntelGenx. He retired from the positions of President and CEO effective December 31, 2013. However, Dr. Zerbe retained an active role in IntelGenx’ operations throughout the past six and a half months, providing expertise in the areas of research and development, and manufacturing.

The Board thanks Dr. Khosla for his service and contributions to the company and wishes him well in his future endeavours

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

CONTACT:

Paul A. Simmons
Chief Financial Officer
IntelGenx Technologies Corp.
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com